Exhibit 99.1

Aspira Women’s Health Reports

Fourth Quarter and Full Year 2021 Financial Results

Total Revenue Increased 46% to $6.8 million; OVA1 Volume Grew 28% to 17,359 Units

Exercise of option in the Harvard Dana-Farber Cancer Institute Collaboration

Leadership and Board appointments implemented in First Quarter of 2022

Conference Call and Webcast scheduled for today, March 23rd at 8:30 a.m. ET

AUSTIN, Texas — March 23, 2022 — Aspira Women’s Health Inc. (“Aspira”) (Nasdaq: AWH), a bio-analytical based women’s health company focused on gynecologic disease, today reported its financial results for the fourth quarter and year ended December 31, 2021.

“We are pleased to announce our full 2021 results and early 2022 trends. The trend in new ordering physicians as we enter the new year is extremely encouraging,” noted Valerie Palmieri, Aspira’s Executive Chair. “We are excited about the success of our collaboration with the Harvard Dana-Farber Cancer Institute, and, just this month, we have exercised our option for an exclusive world-wide license of the Micro RNA technology,” said Nicole Sandford, Aspira’s Chief Executive Officer. “We are working with our collaborators to develop a combined test leveraging our high sensitivity protein markers together with the high specificity miRNA technology,”Ms. Sandford continued.

Recent Corporate Highlights

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Exercise of the option for an exclusive world-wide license of cutting-edge miRNA technology. In connection with our Strategic Research Collaboration Agreement for the development and commercialization of a high risk ovarian cancer early-detection test with the Harvard Dana-Farber Cancer Institute, Brigham and Women’s Hospital and Medical University Lodz, this month we have exercised our option for an exclusive world-wide license of miRNA technology and will continue development of a novel combined assay utilizing this new platform. We believe the high specificity demonstrated by the miRNA technology coupled with our strong sensitivity has the potential to be the base technology for a diagnostic which will function as a test for women with a high genetic risk of ovarian cancer.

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Expansion of Aspira’s Leadership Team. The Company recently named Valerie Palmieri as Executive Chair of the Board and Nicole Sandford as President and Chief Executive Officer of the Company. Nicole will lead the business, execute strategic and operational plans and scale and transform operational and functional areas to support our planned growth. Valerie will focus on specific strategic imperatives and enterprise value drivers, including the launch of critical new products, further development of Aspira’s thought leadership, including strategic commercial, scientific and advocacy partnerships as well as clinical and scientific leadership via Key Opinion Leader advisory networks.

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Board Member Appointment. Celeste Fralick, Ph.D., was appointed to the Company’s board of directors during  the first quarter of 2022. Dr. Fralick recently retired as Chief Data Scientist at McAfee where she was responsible for developing enterprise and consumer product analytics and the data ecosystem, cardiomyopathy and neurostimulation. Dr. Fralick is an accomplished executive who brings over four decades of data strategy experience to the Board.

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Commercial Leadership Appointment and Commercial Strategic Refresh.  During the first quarter of 2022,  Michael Newton was appointed head of commercial. Drawing on over twenty years of diagnostic healthcare sales experience, Michael helped to execute a commercial strategic refresh and reorganization in February 2022 to enhance our national sales force and drive the accelerated adoption of OVA1plus as the standard of care for early risk detection of ovarian cancer in women who have been planned for surgery. This strategic refresh is aimed at positioning us to take full advantage of our commercial scale-up over the past 18 months, focusing on the most promising territories.

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Customer Base Expansion. The number of base ordering physicians increased to approximately 3,216 for the fourth quarter of 2021, representing a year-over-year increase of 23% and a sequential increase of 10% for the quarter. The total number of new physicians in the fourth quarter of 2021 was 584, an increase of 25% over the same period in the prior year, and we noted a significant new customer increase of 32% sequentially versus the third quarter of 2021.

Highlights of Full Year 2021 vs. Full Year 2020:

•	Product revenue was $6,568,000 for the year ended December 31, 2021, compared to $4,543,000 for the same period in 2020, an increase of 45%.
•	The number of OVA1plus tests performed increased 28% to 17,359 OVA1plus tests during the year ended December 31, 2021, compared to 13,557 OVA1plus tests for the same period in 2020.
•	The revenue per OVA1plus test performed increased to $378 compared to $334 for the same period in 2020, an increase of 13%.
•	Gross profit margin for OVA1plus was 55% for the year ended 2021 compared to 45% for the same period in 2020.
•	Research and development expenses for the year ended December 31, 2021 increased by $3,210,000, or 153%, compared to the same period in 2020.
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Sales and marketing expenses for the year ended December 31, 2021 increased by $8,243,000, or 93%, compared to the same period in 2020. The increase was primarily driven by increases in personnel costs and investments in marketing.

•	General and administrative expenses for the year ended December 31, 2021 increased by $4,987,000, or 60%, compared to the same period in 2020.
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We ended 2021 with approximately $37.2 million in unrestricted cash. Cash used in operations for the year ended December 31, 2021 was $27.4 million compared to $14.7 million for the same period in 2020. The increase was primarily driven by investment in new hires, as well as research and development spending focused on OvaWatch and EndoCheck.

Highlights of Fourth Quarter 2021 vs. Fourth Quarter 2020:

•	Product revenue was $1,815,000 for the three months ended December 31, 2021, compared to $1,402,000 for the same period in 2020, an increase of 29%.
•	The number of OVA1plus tests performed increased 23% to 4,750 OVA1plus tests during the three months ended December 31, 2021, compared to 3,849 OVA1plus tests for the same period in 2020.
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The revenue per OVA1plus test performed for the three months ended December 31, 2021 increased to approximately $382 compared to $364 for the same period in 2020, an increase of 5%.  This increase was primarily driven by an increase in payments by contracted payers and improved collections.

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Gross profit margin for OVA1plus was 56% for the three months ended December 31, 2021 compared to 50% for the same period in 2020. The year-over-year increase was primarily driven by an increase in average revenue per test.

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Research and development expenses for the three months ended December 31, 2021 increased by $719,000, or 98%, compared to the same period in 2020. This increase was primarily due to increased personnel and consulting expenses associated with the EndoCheck regulatory clearance process.

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Sales and marketing expenses for the three months ended December 31, 2021 increased by $2,035,000, or 72%, compared to the same period in 2020. This increase was primarily due to increased personnel, consulting and recruiting costs.

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General and administrative expenses for the three months ended December 31, 2021 increased by $902,000 or 33%, compared to the same period in 2020. This increase was primarily due to an increased personnel, legal fees and consulting expenses.

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We ended the fourth quarter of 2021 with approximately $37.2 million in unrestricted cash.  Cash used in operations in the fourth quarter of 2021 was $7.6 million compared to $4.8 million in the fourth quarter of 2020. This increase was across all elements of operating expenses, but primarily sales and marketing employment costs.

Conference Call and Webcast

Aspira will host a call today at 8:30 a.m. Eastern Time to discuss results followed by a question-and-answer period.

Domestic:	1-877-407-4018
International:	1-201-689-8471
Conference ID:	13726810
Webcast:	https://viavid.webcasts.com/starthere.jsp?ei=1527421&tp_key=e6d813f5a1

About Aspira Women’s Health Inc.

Aspira Women’s Health Inc. (formerly known as Vermillion, Inc., Nasdaq: VRML) is transforming women’s health with the discovery, development and commercialization of innovative testing options and bio-analytical solutions that help physicians assess risk, optimize patient management and improve gynecologic health outcomes for women.  Aspira Women’s Health is particularly focused on closing the ethnic disparity gap in ovarian cancer risk assessment and developing solutions for pelvic diseases such as pelvic mass risk assessment and endometriosis. OVA1plusTM combines our FDA-cleared products, OVA1® and OVERA®, to detect risk of ovarian malignancy in women with adnexal masses. Aspira GenetiXTM testing offers both targeted and more comprehensive genetic testing options with a gynecologic focus.  With over 10 years of expertise in ovarian cancer risk assessment, Aspira Women’s Health is working to deliver a portfolio of pelvic mass products over a patient’s lifetime with our cutting-edge research. The next generation of products in development are OVASightTM, ,which we have rebranded as OvaWatchTM, and EndoCheckTM. Visit our website for more information at www.aspirawh.com.

Forward-Looking Statements

This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding projections or expectations regarding our future test volumes, revenue, cost of revenue, operating expenses, research and development expenses, gross profit margin, cash flow, results of operations and financial condition; our plan to broaden our commercial focus from ovarian cancer to differential diagnosis of women with a range of gynecological diseases, including additional pelvic disease conditions such as endometriosis and, benign pelvic mass monitoring in addition to genetics risk assessment, including breast and ovarian cancer hereditary risk assessment and carrier screening; our planned business strategy and strategic business drivers and the anticipated effects thereof, including partnerships such as those based on our Aspira Synergy product, as well as other strategies, specimen collaboration and licensing; plans to expand our existing products OVA1, OVERA, OVA1plus, Aspira GenetiX and Aspira Synergy on a global level, and to launch and commercialize our new products, OVAWatch (previously OVASight), EndoCheck and OVAInherit; plans to develop new algorithms, molecular diagnostic tests, products and tools and otherwise expand our product offerings, including plans to develop a product using genetics, proteins and other modalities to assess the risk of developing cancer when carrying a pathogenic variant associated with hereditary breast and ovarian cancer that is difficult to detect through a diagnostic test; plans to establish payer coverage and secure contracts for Aspira GenetiX, OVAWatch, EndoCheck and OVAInherit separately and expand current coverage and secure contracts for OVA1; plans that would address clinical questions related to early disease detection, treatment response, monitoring of disease progression, prognosis and other issues in the fields of oncology and women’s health; anticipated efficacy of our products, product development activities and product innovations, including our ability to improve sensitivity and specificity over traditional diagnostic biomarkers; expected competition in the markets in which we compete; plans with respect to ASPiRA LABS, including plans to expand or consolidate ASPiRA LABS’ testing capabilities; expectations regarding continuing future services provided by Quest Diagnostics Incorporated; plans to develop informatics products and develop and perform laboratory developed tests (“LDTs”); FDA oversight changes of LDTs; plans to develop a race or ethnicity-specific pelvic mass risk assessment; expectations regarding existing and future collaborations and partnerships for our products, including plans to enter into decentralized arrangements for our Aspira Synergy product; plans regarding future publications; expectations regarding potential collaborations with governments, legislative bodies and advocacy groups to enhance awareness and drive policies to provide broader access to our tests; our ability to continue to comply with applicable governmental regulations, expectations regarding pending regulatory submissions and plans to seek regulatory approvals for our tests within the United States and internationally, as applicable; our continued ability to expand and protect our intellectual property portfolio; anticipated liquidity, capital requirements, future losses and our ability to continue as a going concern; expectations regarding raising capital and the amount of financing anticipated to be required to fund our planned operations; expectations regarding the results of our clinical research studies and our ability to recruit patients to participate in such studies; our ability to use our net operating loss carryforwards and anticipated future tax liability under U.S. federal and state income tax legislation; expected market adoption of our diagnostic tests, including OVA1, OVERA, OVA1plus, as well as our offerings of Aspira GenetiX and Aspira Synergy platform; expectations regarding our ability to launch new products we develop or license, co-market or acquire new products; expectations regarding the size of the markets for our products; expectations regarding reimbursement for our products, and our ability to obtain such reimbursement, from third-party payers such as private insurance companies and government insurance plans; plans to use each of AbbVie Inc. serum samples and ObsEva S.A. plasma samples in EndoCheck product validation studies; plans with respect to EndoCheck whether or not the FDA designates it a Breakthrough Device; expected target launch timing for OVAWatch and Endocheck; expectations regarding compliance with federal and state laws and regulations relating to billing arrangements conducted in coordination with laboratories; plans to advocate for legislation and professional society guidelines to broaden access to our products and services; and expectations regarding the impacts resulting from or attributable to the COVID-19 pandemic and actions taken to contain it. Forward-looking statements involve a number of risks and uncertainties.  Words such as “may,” “expects,” “intends,” “anticipates,” “believes,” “estimates,” “plans,” “seeks,” “could,” “should,” “continue,” “will,” “potential,” “projects” and similar expressions are intended to identify forward-looking statements.  These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions, including those described in the section entitled “Risk Factors” in Aspira’s Annual Report on Form 10-K for the year ended December 31, 2020, as supplemented by the section entitled “Risk Factors” in Aspira’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021. The events and circumstances reflected in Aspira’s forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements.  Aspira expressly disclaims any obligation to update, amend or clarify any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations Contact:

Ashley R. Robinson

LifeSci Advisors, LLC

Tel 617-535-7742

Aspira Women's Health Inc.
Condensed Consolidated Balance Sheets
(Amounts in Thousands, Except Share and Par Value Amounts)
(Unaudited)

	December 31, 2021	December 31, 2020
Assets		
Current assets:		
Cash and cash equivalents	$ 37,180	$ 16,631
Accounts receivable	1,027	865
Prepaid expenses and other current assets	1,624	1,077
Inventories	174	30
Total current assets	40,005	18,603
Property and equipment, net	464	583
Right-of-use assets	346	406
Restricted cash	250	-
Other assets	14	13
Total assets	$ 41,079	$ 19,605
Liabilities and Stockholders' Equity		
Current liabilities:		
Accounts payable	$ 1,501	$ 1,103
Accrued liabilities	5,299	3,618
Current portion of long-term debt	201	645
Short-term debt	779	611
Lease liability	60	23
Total current liabilities	7,840	6,000
Non-current liabilities:		
Long-term debt	2,718	3,477
Lease liability	349	409
Total liabilities	10,907	9,886
Commitments and contingencies		
Stockholders' equity:		
Common stock, par value $0.001 per share, 150,000,000 shares authorized at December 31, 2021 and December 31, 2020; 112,138,741 and 104,619,876 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively	112	105
Additional paid-in capital	501,788	449,680
Accumulated deficit	(471,728)	(440,066)
Total stockholders' equity	30,172	9,719
Total liabilities and stockholders' equity	$ 41,079	$ 19,605